Exhibit 99.1

LAUREATE TO EXPLORE STRATEGIC ALTERNATIVES FOR EACH OF ITS BUSINESSES TO UNLOCK SHAREHOLDER VALUE

Exploration of Sale of Peru, Mexico, and Australia/New Zealand Businesses Already Underway

Reaffirms Guidance for Fourth Quarter and Full-Year 2019

BALTIMORE, MARYLAND – January 27, 2020 – Laureate Education, Inc. (NASDAQ: LAUR) today announced that its Board of Directors has authorized the Company to explore strategic alternatives for each of its businesses to unlock shareholder value.

As part of this process, the Company will evaluate all potential options for its businesses, including sales, spin-offs or business combinations. Laureate has already initiated separate processes to explore the sale of its Peru, Mexico and Australia/New Zealand businesses.

Eilif Serck-Hanssen, President and Chief Executive Officer, said: “Laureate is taking action from a position of strength, having improved our operations company-wide through significant cost and efficiency initiatives. At the same time, we believe that the public market undervalues our portfolio of assets compared to the values that could be realized for those assets in the private market or through other transactions. As a result, our Board of Directors has decided to explore strategic alternatives to further unlock value for shareholders, students, and our other key stakeholders.”

This follows Laureate’s successful track record over the past several years in divesting higher education institutions across the U.S., Europe, Asia, and Africa at accretive valuations.

Laureate expects to use substantially all of the after-tax proceeds realized from the implementation of any transactions resulting from this review process, as well as internally generated cash flows, to pay down debt and return capital to stockholders.

The Company has engaged Goldman Sachs as investment banker to lead this process. There can be no assurance as to the outcome of this process, including whether it will result in the completion of any transaction, as to the values that may be realized from any potential transaction or as to how long the review process will take. The Company does not intend to provide interim updates on the progress of this review unless and until it believes disclosure is appropriate.

Reaffirmation of Fourth Quarter and Full-Year 2019 Guidance

Laureate also said that it expects its fourth quarter and full year 2019 results to be within the range of guidance it provided on November 6, 2019.

The Company will report its fourth quarter and full year 2019 results, and hold an investor call, on February 27, 2020.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, Adjusted EBITDA margin, costs, capital expenditures, the stock repurchase program and Free Cash Flow), (ii) our planned divestitures and (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, in light of these uncertainties, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 28, 2019, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education, Inc.

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.